Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-282565
(To Prospectus dated November 8, 2024,
Prospectus Supplement dated November 8, 2024
and Product Supplement EQUITY MITTS-1 dated June 8, 2026)

693,300 Units $10 principal amount per unit CUSIP No. 06419X281	Pricing Date Settlement Date Maturity Date	June 18, 2026 June 26, 2026 June 27, 2031

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF

￭Maturity of approximately 5 years

￭100.00% participation in increases in the Underlying Fund, subject to a capped return of 63.30%

￭If the Underlying Fund is flat or decreases, 1-to-1 downside exposure to decreases in the Underlying Fund, with up to 10.00% of your principal at risk

￭All payments occur at maturity and are subject to the credit risk of The Bank of Nova Scotia

￭No periodic interest payments

￭In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

￭Limited secondary market liquidity, with no exchange listing

￭The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement EQUITY MITTS-1.

The initial estimated value of the notes as of the pricing date is $9.427 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$6,933,000.00
Underwriting discount	$ 0.25	$173,325.00
Proceeds, before expenses, to BNS	$ 9.75	$6,759,675.00

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

June 18, 2026

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

Summary

The Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF, due June 27, 2031 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes provide you with 100.00% participation in increases in the Market Measure, which are the shares of the Vanguard Information Technology ETF (the “Underlying Fund”), subject to a cap. If the Underlying Fund decreases, you will have 1-to-1 downside exposure to decreases in the Underlying Fund, subject to the Minimum Redemption Amount. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. The initial estimated value was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.

Terms of the Notes		Redemption Amount Determination
Issuer:	The Bank of Nova Scotia (“BNS”)

On the maturity date, you will receive a cash payment per unit determined as follows:

You will receive the greater of (a) the Minimum Redemption Amount per unit of $9.00 and (b)

(The Redemption Amount will not be less than the Minimum Redemption Amount per unit.)

Principal Amount:	$10.00 per unit
Term:	Approximately 5 years
Market Measure:	The Vanguard Information Technology ETF (Bloomberg symbol: “VGT”).
Starting Value:	$120.04
Ending Value:

The average of the Closing Market Price of the Market Measure multiplied by the Price Multiplier on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-24 of product supplement EQUITY MITTS-1.

Minimum Redemption Amount:	$9.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Participation Rate:	100.00%
Capped Value:	$16.33 per unit, which represents a return of 63.30% over the principal amount.
Maturity Valuation Period:	June 17, 2031, June 18, 2031, June 20, 2031, June 23, 2031 and June 24, 2031
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

Market Index Target-Term Securities®	TS-2

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

The terms and risks of the notes are contained in this term sheet and in the following:

￭Product supplement EQUITY MITTS-1 dated June 8, 2026:
http://www.sec.gov/Archives/edgar/data/9631/000183988226028404/bns_424b2-18217.htm

￭Prospectus supplement dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

￭Prospectus dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. You should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY MITTS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

￭You anticipate that the price of the Underlying Fund will increase moderately from the Starting Value to the Ending Value.

￭You accept that the return on the notes will be capped.

￭You are willing to risk a partial loss of principal and return if the price of the Underlying Fund decreases from the Starting Value to the Ending Value.

￭You are willing to forgo interest payments that are paid on conventional interest-bearing debt securities.

￭You are willing to forgo dividends or other benefits of directly owning the Underlying Fund or the securities included in the Underlying Fund.

￭You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

￭You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

￭You believe that the price of the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

￭You seek an uncapped return on your investment.

￭You seek 100% principal repayment or preservation of capital.

￭You seek a guaranteed return beyond the Minimum Redemption Amount.

￭You seek interest payments or other current income on your investment.

￭You want to receive the dividends or other benefits of directly owning the Underlying Fund or the securities included in the Underlying Fund.

￭You seek an investment for which there will be a liquid secondary market.

￭You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors concerning an investment in the notes.

Market Index Target-Term Securities®	TS-3

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

Hypothetical Payout Profile and Examples of Payments at Maturity

Market Index Target-Term Securities

This graph reflects the returns on the notes, based on the Participation Rate of 100.00%, the Minimum Redemption Amount of $9.00 and the Capped Value of $16.33 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Market Measure, excluding dividends or distributions.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Participation Rate of 100.00%, the Minimum Redemption Amount of $9.00 per unit, the Capped Value of $16.33 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Underlying Fund, see “The Underlying Fund” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Fund or the securities held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$9.00	-10.00%
25.00	-75.00%	$9.00	-10.00%
50.00	-50.00%	$9.00	-10.00%
75.00	-25.00%	$9.00	-10.00%
90.00	-10.00%	$9.00(1)	-10.00%
95.00	-5.00%	$9.50	-5.00%
100.00(2)	0.00%	$10.00	0.00%
110.00	10.00%	$11.00	10.00%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%
163.30	63.30%	$16.33(3)	63.30%
170.00	70.00%	$16.33	63.30%
180.00	80.00%	$16.33	63.30%
190.00	90.00%	$16.33	63.30%

(1)The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

(2)The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $120.04, which was the closing level of the Underlying Fund on the pricing date.

(3)The Redemption Amount per unit cannot exceed the Capped Value.

Market Index Target-Term Securities®	TS-4

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit, however, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $9.00 per unit
Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 95.00
= $9.50 Redemption Amount per unit.

Example 3
The Ending Value is 120.00, or 120.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 120.00
= $12.00 Redemption Amount per unit

Example 4
The Ending Value is 180.00, or 180.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 180.00
= $18.00 Redemption Amount per unit, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $16.33 per unit

Market Index Target-Term Securities®	TS-5

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY MITTS-1, page S-2 of the prospectus supplement, and page 8 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors concerning an investment in the notes.

Structure-Related Risks

￭Depending on the performance of the Underlying Fund as measured shortly before the maturity date, you may lose up to 10.00% of the principal amount.

￭Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

￭Your investment return is limited to the return represented by the Capped Value and may be less than that of a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

Market Measure-Related Risks

￭The sponsor of the Underlying Fund may adjust the Underlying Fund in a way that may adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

￭The sponsor of the index that the Underlying Fund tracks (the “Underlying Index”) as specified under “The Underlying Fund” below, may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.

￭You will have no rights of a holder of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive any shares of the Underlying Fund or the securities held by the Underlying Fund, or any dividends or other distributions in respect of the Underlying Fund or the securities held by the Underlying Fund.

￭While we, MLPF&S, BofAS or their or our respective affiliates may from time to time own shares of the Underlying Fund or the securities held by the Underlying Fund, none of us, MLPF&S, BofAS or our or their respective affiliates control the Underlying Fund or any company held by the Underlying Fund, and have not verified any disclosure made by the Underlying Fund or any other company.

￭There are liquidity and management risks associated with the Underlying Fund.

￭The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of the shares of the Underlying Fund and/or the securities held by the Underlying Fund may be adversely affected, sometimes materially.

￭The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of MITTs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY MITTS-1.

Valuation- and Market-Related Risks

￭Our initial estimated value of the notes is lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes exceeds our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-13.

￭Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Underlying Fund, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

￭Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the

Market Index Target-Term Securities®	TS-6

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

￭A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks

￭Our business, hedging and trading activities, and those of MLPF&S, BofAS and our and their respective affiliates (including trades in the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our or their respective affiliates engage in for our clients’ accounts, may affect the market value of, and return on, the notes and may create conflicts of interest with you.

￭There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

General Credit-Related Risks

￭Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks

￭The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.

￭The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA. There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 66 of the prospectus, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-36 of product supplement EQUITY MITTS-1.

Additional Risk Factors

Additional Risk Factors Related to the Underlying Fund

The stocks held by the Underlying Fund are concentrated in one sector.

The Underlying Fund holds securities issued by companies in the technology sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the value of the Underlying Fund’s investments. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from non-U.S. competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Market Index Target-Term Securities®	TS-7

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

The Underlying Fund

All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources, without independent verification. The information reflects the policies of, and is subject to change by, The Vanguard Group, Inc., the advisor to the Underlying Fund (the “sponsor” or “Vanguard”). The sponsor has no obligation to continue to publish, and may discontinue publication of, the Underlying Fund. The consequences of the sponsor discontinuing publication of the Underlying Fund are discussed in the section entitled “Description of the Notes —Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY MITTS-1. None of us, the calculation agent, MLPF&S, BofAS or our or their respective affiliates accepts any responsibility for the calculation, maintenance or publication of the Underlying Fund or any successor Underlying Fund.

Vanguard Information Technology ETF

The Vanguard Information Technology ETF (the "VGT") is an investment portfolio managed by Vanguard World Fund. The Vanguard Group, Inc. is currently the investment adviser to the VGT. The VGT is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol "VGT". The VGT seeks to track, before fees and expenses, the performance of a benchmark index that measures the investment return of information technology stocks, which is currently the MSCI US IMI Information Technology 25/50 Index. The VGT employs an indexing investment approach designed to track the MSCI US IMI Information Technology 25/50 Index. The VGT attempts to replicate the MSCI US IMI Information Technology 25/50 Index by seeking to invest all, or substantially all, of its assets in the stocks that make up the MSCI US IMI Information Technology 25/50 Index, in order to hold each stock in approximately the same proportion as its weighting in the MSCI US IMI Information Technology 25/50 Index. Information provided to or filed with the SEC by the Vanguard Information Technology ETF pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 002-17620 and 811-01027, respectively, through the SEC’s website at sec.gov.

The MSCI US IMI Information Technology 25/50 Index

All information in this document regarding the MSCI US IMI Information Technology 25/50 Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”).

The MSCI US IMI Information Technology 25/50 Index is designed to capture the large, mid and small cap segments of the US equity universe. All securities in the index are classified in the Information Technology sector as per the Global Industry Classification Standard (GICS®). The MSCI US IMI Information Technology 25/50 Index is reported by Bloomberg L.P. under the ticker symbol “M6US5ITI.”

Objectives and Guiding Principles Underlying the MSCI 25/50 Indices

Under current regulations, a fund needs to satisfy certain tests, such as those relating to asset diversification and sources of income, for qualification as a RIC. More specifically, one requirement of a RIC is that, at the end of each quarter of a RIC’s tax year, no more than 25% of the value of the RIC’s assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the fund should not exceed 50% of the fund’s total assets. The MSCI 25/50 Indices take into account these investment limits, aiming to offer a benchmarking alternative for RIC-compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI 25/50 Indices from underlying non-constrained indices.

Reflecting the 25% and 50% concentration constraints. Reflecting the 25% and 50% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and on-going reflection of the constraints requires an MSCI 25/50 Index to be rebalanced periodically. The MSCI 25/50 Indices are rebalanced in February, May, August and November.

Minimizing tracking error to the parent index. Minimizing the tracking error between an MSCI 25/50 Index and the relevant parent index, while keeping the index turnover to a reasonable level, is another important objective. MSCI seeks to achieve this by rebalancing each MSCI 25/50 Index using an optimization process that aims to minimize the constituent weight differences between that MSCI 25/50 Index and the relevant parent index.

Construction and Maintenance of the MSCI 25/50 Indices

Constructing and Rebalancing the MSCI 25/50 Indices

The MSCI 25/50 Indices methodology follows a portfolio optimization framework. The “Barra Optimizer” is utilized to perform the optimization function, which is aimed at minimizing index turnover, tracking error and extreme deviation from the relevant parent index. The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.

Constraint targets. Each MSCI 25/50 Index is subject to the following constraints:

●no issuer may exceed 25% of index weight; and

●all issuers with weight above 5% may not exceed 50% of the index weight.

Minimizing tracking error from the relevant parent index. The MSCI 25/50 Indices methodology aims at minimizing the tracking error from the relevant pro forma parent index. The tracking error of an MSCI 25/50 Index versus the relevant parent index is measured as the sum of the squared weight differences between the constituent weights of that MSCI 25/50 Index and the relevant parent index.

Market Index Target-Term Securities®	TS-8

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

Minimizing transaction cost. A transaction cost is applied as a proxy for index turnover on rebalancing from the current MSCI 25/50 Index to the relevant pro forma MSCI 25/50 Index.

Minimum weight of constituents. The minimum weight of any MSCI 25/50 Index constituent is equal to the weight of the smallest constituent in the relevant pro forma parent index.

Maximum weight of constituents. In order to avoid excess weight allocation to the smaller securities relative to their market cap weight, the maximum weight of any MSCI 25/50 Index constituent is capped at four times its weight in the relevant pro forma parent index. The constraint is relaxed in steps of one in case of infeasibilities. For certain narrow parent indices, the standard maximum weight constraint parameters might lead to an infeasible solution. In such cases, MSCI may apply relaxed constraints relative to the standard set of constraints.

Buffer Rules

A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short-term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing an MSCI 25/50 Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

Maintenance Rules

Quarterly index reviews. The MSCI 25/50 Indices are rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of their parent indices.

The MSCI 25/50 Indices are in general rebalanced nine business days before the effective date. The changes resulting from the rebalancing are announced on the same day.

In case a pro forma MSCI 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI 25/50 Index will be announced.

There is no index rebalancing due to non-compliance between quarterly index reviews.

At each rebalancing, a constraint factor is calculated for each constituent of an MSCI 25/50 Index. The constraint factor is defined as the weight in the relevant MSCI 25/50 Index at the time of the rebalancing divided by the weight in the relevant parent index. The constraint factor as well as the constituents of the relevant MSCI 25/50 Index remain constant between index reviews except in case of corporate events.

Ongoing Event Related Changes. A security added to a parent index following a corporate event is added to the relevant MSCI 25/50 Index with an estimated capped weight, without rebalancing of that MSCI 25/50 Index.

In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the relevant MSCI 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.

If a spun-off security of an index constituent is added to a parent index, it will be added to the relevant MSCI 25/50 Index with the same constraint factor as the parent security.

The deletion of a constituent from a parent index following a corporate event triggers its deletion from the relevant MSCI 25/50 Index without rebalancing of that MSCI 25/50 Index. The addition of a newly eligible security in a parent index — for example, an early inclusion of a large initial public offering, or a security migrating to that parent index from another size segment — will result in the inclusion of that security in the relevant MSCI 25/50 Index and consequently trigger the full rebalancing of that MSCI 25/50 Index.

Issuer Concentration Issues

A minimum of 15 issuers in the relevant parent index is required at any point in time for the relevant MSCI 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:

●Number of issuers drops to 14: the buffer mentioned above will be reduced from 10% to 9%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.

●Number of issuers drops to 13: the buffer mentioned above will be reduced from 10% to 4%. Thus, the weight of any single issuer cannot exceed 24% of the index weight and all issuers with weight above 4.8% cannot exceed 48% of the index weight.

●Number of issuers drops to 12: the buffer mentioned above will be reduced from 10% to 0%. Thus, the weight of any single issuer cannot exceed 25% of the index weight and all issuers with weight above 5% cannot exceed 50% of the index weight.

An MSCI 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25% and 50% constraints.

Market Index Target-Term Securities®	TS-9

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

MSCI will however temporarily maintain the relevant MSCI 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to that MSCI 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:

•Securities deleted from that MSCI 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.

•Eligible securities of relevant size not included in the relevant parent index (e.g., largest small cap size-segment securities).

In the event that no securities are eligible for temporary addition to the relevant MSCI 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.

Historical Data

The following graph shows the daily historical performance of the Underlying Fund in the period from January 1, 2016 through June 18, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Fund was $120.04. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Underlying Fund

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading patterns of the Underlying Fund.

Market Index Target-Term Securities®	TS-10

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our or their respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our or their respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.

Market Index Target-Term Securities®	TS-11

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

Structuring the Notes

The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Underlying Fund. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Conflict-Related Risks” beginning on page PS-16 and “Use of Proceeds and Hedging” on page PS-20 of product supplement EQUITY MITTS-1.

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Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

Summary of Canadian Federal Income Tax Consequences

See “Supplemental Discussion of Canadian Federal Income Tax Consequences” in product supplement EQUITY MITTS-1. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

On January 29, 2026, the Department of Finance Canada released for consultation proposed amendments (the “January 29th Tax Proposals”) that would amend paragraph 18.4(3)(b) of the Act, and introduce other consequential amendments. Such discussion further assumes that these proposals will not apply to amounts payable to a holder in respect of the Securities. However, there can be no assurance in this regard. Investors should note that the January 29th Tax Proposals are highly complex, and there remains significant uncertainty as to their interpretation and application.

Summary of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement EQUITY MITTS-1 and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.

U.S. Tax Treatment. Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as contingent payment debt instruments (“CPDIs”) subject to taxation under the “noncontingent bond method”. If your notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the original issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the Treasury.

As the notes have only a single contingent payment at maturity, the adjusted issue price of each note at the beginning of each accrual period is equal to the issue price of the note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amount for the contingent payment to be made under the CPDI, adjusted to produce the comparable yield. We have determined that the comparable yield for the notes is equal to 4.861% per annum, compounded semi-annually, with a projected payment at maturity of $12.70 based on an investment of $10.00. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount that we will pay on a note.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the note, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on such note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10.00 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $10.00 Note) as of End of Accrual Period
Settlement Date through June 27, 2026	$0.00	$0.00
June 27, 2026 through December 27, 2026	$0.24	$0.24
December 27, 2026 through June 27, 2027	$0.25	$0.49
June 27, 2027 through December 27, 2027	$0.25	$0.74

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Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

December 27, 2027 through June 27, 2028	$0.26	$1.00
June 27, 2028 through December 27, 2028	$0.27	$1.27
December 27, 2028 through June 27, 2029	$0.27	$1.54
June 27, 2029 through December 27, 2029	$0.28	$1.82
December 27, 2029 through June 27, 2030	$0.29	$2.11
June 27, 2030 through December 27, 2030	$0.29	$2.40
December 27, 2030 through Maturity Date	$0.30	$2.70

A U.S. holder of the notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule.

If the actual amount of the contingent payment at maturity is different from the amount reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when that amount is paid. An adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; an adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. The balance, if any, reduces the amount realized upon a taxable disposition of the Note.

In general, a U.S. holder’s basis in a CPDI is increased by any interest income previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the projected amounts of any payments previously made on the CPDI (without regard to actual amounts paid). Gain on the taxable disposition (including cash settlement) of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a note is subject to limitations. Under the rules governing CPDIs, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a note for an amount other than the public offering price of the note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the issue price to public should consult their tax advisor regarding these adjustments.

Investors should consult their tax advisor with respect to the application of the CPDI provisions to the notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of a note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident

Market Index Target-Term Securities®	TS-14

Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the Underlying Fund would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the Underlying Fund and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Underlying Fund as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the notes are not “delta-one” with respect to the shares of the Underlying Fund, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the shares of the Underlying Fund or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the shares of the Underlying Fund or your notes. If you enter, or have entered, into other transactions in respect of the shares of the Underlying Fund or your notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends or other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

As mentioned above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes cause payments with respect to the notes to become subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

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Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

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Market Index Target-Term Securities® Linked to the Vanguard Information Technology ETF due June 27, 2031

Validity of the Notes

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the notes offered by this term sheet have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to BNS’ Form F-3 filed with the SEC on October 9, 2024.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Market Index Target-Term Securities®” and “MITTS®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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